UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  March 14, 2008

IMMUNOSYN CORPORATION
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	005-82677 (Commission File Number)	20-5322896 (I.R.S. Employer Identification No.)

4225 Executive Square, Suite 260,
La Jolla, CA 92037
(Address of Principal Executive Offices and Zip Code)

(888) 853-3663
(Registrant’s telephone number, including area code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 5 – Corporate Governance and Management

Item 5.02.  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)           (1)  The Board of Directors of Immunosyn Corporation (the “Corporation”) increased the number of directors constituting its whole Board of Directors from two (2) to three (3) effective March 14, 2008 pursuant to the Bylaws of the Corporation.  On such date, the Board of Directors elected Myron W. Wentz, Ph.D., Chairman of the Board and Chief Executive Officer of USANA Health Sciences, Incorporated (NASDAQ:  USNA), to serve as a member of the Board of Directors of the Corporation, filling the newly created directorship resulting from the increase in the authorized number of directors of the Corporation.

Dr. Wentz, 67, founded USANA in 1992 and has been the Chairman and CEO since its inception.  USANA is a public company that develops and manufactures nutritional and personal care products that are sold directly to preferred customers and associates throughout the world.

In 1974, Dr. Wentz founded Gull Laboratories (the former parent company of USANA) and served as President and Chairman from 1974 to 1994 during which time Gull developed, manufactured and marketed medical diagnostic test kits designed to detect infectious diseases particularly those caused by viruses and used in private and hospital laboratories around the world. Gull was sold to Fresenius, a German medical products company, in 1994 although Dr. Wentz continued as Chairman until 1998.  In 1998, Dr. Wentz founded Sanoviv Medical Institute, a holistic medical facility located on the Pacific Coast near Rosarito Beach, Mexico.

Dr. Wentz received his doctorate from the University of Utah, an MS degree in microbiology from the University of North Dakota and a BS degree in biology from North Central College in Illinois.

(2)  As part of the Stock Purchase and Option Agreement dated March 13, 2008 between Dr. Wentz and Argyll Biotechnologies LLC, the Corporation’s largest shareholder (“Argyll Biotech”), described in (4) below, Argyll Biotech agreed to nominate and/or cause Dr. Wentz (or his designee) to be elected to the Corporation’s Board of Directors at each annual meeting of stockholders for so long as Dr. Wentz owns at least 200,000 shares of the Corporation’s Common Stock and Argyll Biotech agreed to vote all, or cause (to the extent within its control) to be voted all, shares of the Corporation’s Common Stock owned or controlled by Argyll Biotech, directly or indirectly, to be voted to elect Dr. Wentz or his designee to serve on the Corporation’s Board of Directors for so long as Dr. Wentz owns at least 200,000 shares of the Corporation’s Common Stock.  Dr. Wentz agreed to serve on the Corporation’s Board of Directors if elected.

(3)  The Corporation does not currently have committees of its Board of Directors.

(4)  Dr. Wentz is party to a Stock Purchase and Option Agreement dated March 13, 2008 (the “Closing Date”) with Argyll Biotech, the Corporation’s largest shareholder, pursuant to which Dr. Wentz purchased, for $2,000,000, 400,000 shares of the Corporation’s Common

Stock, subject to adjustment.  In addition, Argyll Biotech granted to Dr. Wentz an option to purchase up to 800,000 shares of the Corporation’s Common Stock from it for an exercise price of $6.00 per share on or before March 13, 2011.  Also, Argyll Biotech granted Dr. Wentz four annual options to purchase 100,000 shares of the Corporation’s Common Stock each for exercise prices of $2.50, $3.50, $4.50 and $5.50 per share, effective as of the Closing Date, the first anniversary of the Closing Date, the second anniversary of the Closing Date and the third anniversary of the Closing Date, respectively, expiring on the tenth anniversary of the date of grant.

(5)  Dr. Wentz is not currently a party to any plan, contract or arrangement with the Corporation.  However, it is expected that Dr. Wentz will be entitled to receive such compensation for his Board service as may be determined by the Board of Directors for all non-employee members of the Corporation’s Board of Directors including without limitation annual fees, meeting attendance fees and annual grants of options to purchase shares of Common Stock of the Corporation.

SECTION 9 – Financial Statements and Exhibits

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits.

The following exhibit is filed with this Current Report.

Exhibit Number	Description
99.1	Press Release dated March 17, 2008 regarding the election of Myron W. Wentz, Ph.D. to serve on the Company’s Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

Dated: March 20, 2008

IMMUNOSYN CORPORATION

	By:	/s/ Douglas A. McClain, Jr.
Douglas A. McClain, Jr.
Chief Financial and Accounting Officer